                                                           OMB APPROVAL
                                               OMB NUMBER              3235-0145
                                               EXPIRES:         OCTOBER 31, 1994
                                               ESTIMATED AVERAGE BURDEN
                                               HOURS PER RESPONSE........  14.90


                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                            (Amendment No._______)*


                          Acclaim Entertainment, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
- --------------------------------------------------------------------------------
                         (Title Of Class of Securities)


                                   004325205
                          -----------------------------
                                 (CUSIP Number)

    Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 004325205               13G                        Page 2 of 13 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Merrill Lynch & Co., Inc.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing (a) [_]

                                                                  (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           None

        6  SHARED VOTING POWER

           4,490,000

        7  SOLE DISPOSITIVE POWER

           None

        8  SHARED DISPOSITIVE POWER

           4,490,000

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,490,000

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.0%

12 TYPE OF REPORTING PERSON*

   HC, CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 004325205               13G                        Page 3 of 13 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Merrill Lynch Group, Inc.


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing (a) [_]

                                                                  (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           None

        6  SHARED VOTING POWER

           4,490,000

        7  SOLE DISPOSITIVE POWER

           None

        8  SHARED DISPOSITIVE POWER

           4,490,000

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,490,000

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.0%

12 TYPE OF REPORTING PERSON*

   HC, CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 004325205               13G                        Page 4 of 13 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Princeton Services, Inc.


2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing (a) [_]

                                                                  (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           None

        6  SHARED VOTING POWER

           4,490,000

        7  SOLE DISPOSITIVE POWER

           None

        8  SHARED DISPOSITIVE POWER

           4,490,000

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,490,000

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.0%

12 TYPE OF REPORTING PERSON*

   HC, CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 004325205               13G                        Page 5 of 13 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Merrill Lynch Asset Management, L.P.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing (a) [_]
                                                                  (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           None

        6  SHARED VOTING POWER

           4,490,000

        7  SOLE DISPOSITIVE POWER

           None

        8  SHARED DISPOSITIVE POWER

           4,490,000

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,490,000

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.0%

12 TYPE OF REPORTING PERSON*

   IA, PN
                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 004325205               13G                        Page 6 of 13 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Merrill Lynch Technology Fund, Inc.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing (a) [_]
                                                                  (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


        5  SOLE VOTING POWER

           None

        6  SHARED VOTING POWER

           4,490,000

        7  SOLE DISPOSITIVE POWER

           None

        8  SHARED DISPOSITIVE POWER

           4,490,000

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,490,000

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.0%

12 TYPE OF REPORTING PERSON*

   IV
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G


Item 1 (a)     Name of Issuer:
               ---------------

               Acclaim Entertainment, Inc.

Item 1 (b)     Address of Issuer's  Principal Executive Offices:
               -------------------------------------------------

               71 Audrey Avenue
               Oyster Bay, NY 11771

Item 2 (a)     Names of Persons Filing:
               -----------------------

               Merrill Lynch & Co., Inc.
               Merrill Lynch Group, Inc.
               Princeton Services, Inc.
               Merrill Lynch Asset Management, L.P.
               Merrill Lynch Technology Fund, Inc.

Item 2 (b)     Address of Principal Business Office, or, if None, Residence:
               ------------------------------------------------------------

               Merrill Lynch & Co., Inc.
               World Financial Center, North Tower
               250 Vesey Street
               New York, New York  10281

               Merrill Lynch Group, Inc.
               World Financial Center, North Tower
               250 Vesey Street
               New York, New York  10281

               Princeton Services, Inc.
               800 Scudders Mill Road
               Plainsboro, New Jersey  08536

               Merrill Lynch Asset Management, L.P.
               800 Scudders Mill Road
               Plainsboro, New Jersey  08536

               Merrill Lynch Technology Fund, Inc.
               800 Scudders Mill Road
               Plainsboro, New Jersey 08536

                               Page 7 of 13 Pages

Item 2 (c)     Citizenship:
               -----------

               See Item 4 of Cover Pages

Item 2 (d)     Title of Class of Securities:
               ----------------------------

               Common Stock

Item 2 (e)     CUSIP Number:
               ------------

               004325205

Item 3

     Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group") and Princeton Services, Inc. ("PSI") are parent holding companies, in accordance with (S) 240.13d-1(b)(ii)(G). Merrill Lynch Asset Management, L.P. (d/b/a Merrill Lynch Asset Management ("MLAM") is an investment adviser registered under (S) 203 of the Investment Advisers Act of 1940. Merrill Lynch Technology Fund, Inc. (the "Fund") is an investment company registered under
Section 8 of the Investment Company Act of 1940.

Item 4    Ownership
          ---------

     (a)   Amount Beneficially Owned:

     See Item 9 of Cover Pages. Pursuant to (S) 240.13d-4, ML&Co., ML Group, PSI, MLAM and the Fund (the "Reporting Persons") disclaim beneficial ownership of the securities of Acclaim Entertainment, Inc. (the "Company") referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities of the Company covered by this statement.


     (b)   Percent of Class:

                     See Item 11 of Cover Pages

     (c)   Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote:

                     See Item 5 of Cover Pages

          (ii)   shared power to vote or to direct the vote:

                     See Item 6 of Cover Pages

          (iii)  sole power to dispose or to direct the disposition of:

                     See Item 7 of Cover Pages

                               Page 8 of 13 Pages

          (iv)   shared power to dispose or to direct the disposition of:

               See Item 8 of Cover Pages

Item 5  Ownership of Five Percent or Less of a Class.
        --------------------------------------------

               Not Applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person.
        ---------------------------------------------------------------


     MLAM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and acts as an investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940. With respect to securities held by those investment companies, several persons have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. Merrill Lynch Technology Fund, Inc., a reporting person on this Schedule 13G for which FAM serves as investment adviser, has an interest that relates to more than 5% of the class of securities reported herein. No other person has an interest that relates to more than 5% of the class of securities reported herein.


Item 7  Identification and Classification of the Subsidiary Which Acquired the
        ----------------------------------------------------------------------
               Security Being Reported on by the Parent Holding Company.
               --------------------------------------------------------

               See Exhibit A

Item 8  Identification and Classification of Members of the Group.
        ---------------------------------------------------------

               Not Applicable

                               Page 9 of 13 Pages

Item 9    Notice of Dissolution of Group.
          -------------------------------

               Not Applicable


Item 10   Certification.
          -------------

     By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.
- ---------

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  August 10, 1994       Merrill Lynch & Co., Inc.

                                    /s/ David L.Dick
                             ------------------------------
                             Name: David L. Dick
                             Title:   Assistant Secretary


                             Merrill Lynch Group, Inc.

                                    /s/ David L.Dick
                             ------------------------------
                             Name: David L. Dick
                             Title:    Secretary


                             Princeton Services, Inc.

                                    /s/ David L.Dick
                             ------------------------------
                             Name:  David L. Dick
                             Title: Attorney-in-fact*

- ------------------
* Signed pursuant to a power of attorney, dated February 10, 1994, included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc. et. al. on February 14, 1994 with respect to Dial REIT In c.

                              Page 10 of 13 Pages

                             Merrill Lynch Asset Management, L.P.
                             By:  Princeton Services, Inc. (General Partner)

                                    /s/ David L.Dick
                             ------------------------------
                             Name:  David L. Dick
                             Title: Attorney-in-fact*


                             Merrill Lynch Technology Fund, Inc.

                                    /s/ David L.Dick
                             ------------------------------
                             Name: David L. Dick
                             Title: Attorney-in-fact**


* Signed pursuant to a power of attorney, dated February 10, 1994, included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc. et. al. on February 14, 1994 with respect to Dial REIT Inc.

** Signed pursuant to a power of attorney, dated August 5, 1994, included as Exhibit B to this Schedule 13G.

                              Page 11 of 13 Pages

                           EXHIBIT A TO SCHEDULE 13G
                           -------------------------

                   ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                   -----------------------------------------


     Three of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), and Princeton Services, Inc. a Delaware corporation with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, ("PSI") are parent holding companies pursuant to (S)240 13d-1(b)(1)(ii)(G). The relevant subsidiaries of Merrill Lynch & Co. are ML Group and PSI, which is the general partner of Merrill Lynch Asset Management, L.P. (d/b/a) Merrill Lynch Asset Management ("MLAM"). The relevant subsidiary of Merrill Lynch Group is PSI.

     ML Group, a wholly-owned direct subsidiary of ML&Co., may be deemed to be the beneficial owner of 10% of the common stock of Acclaim Entertainment, Inc. (the "Company") by virtue of its control of its wholly-owned subsidiary, PSI.

     PSI, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of 10% of the common stock of the Company by virtue of its being the general partner of MLAM.

     MLAM, a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. MLAM may be deemed to be the beneficial owner of 10% of the common stock of the Company by virtue of its acting as investment advisor to Merrill Lynch Technology Fund, Inc. an investment company registered under Section 8 of the Investment Company Act of 1940 which is the beneficial owner of 10% of the common stock of the Company.

     Pursuant to (S)240.13d-4, ML & Co., ML Group, PSI, MLAM, and the Fund disclaim beneficial ownership of the securities of the Company, and the filing of this Schedule 13G shall not be construed as an admission that any such entity is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities of the Company.

                              Page 12 of 13 Pages

                           EXHIBIT B TO SCHEDULE 13G
                           -------------------------


                               POWER OF ATTORNEY
                               -----------------



     The undersigned, Merrill Lynch Technology Fund, Inc., a corporation duly organized under the laws of the State of Maryland, with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 does hereby make, constitute and appoint David L. Dick, Richard D. Kreuder, Gregory T. Russo, or Dauna R. Williams, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead to execute and cause to be filed and/or delivered, as required under
Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the. Securities and Exchange Commission Schedule 13D or
Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in al respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 5th day of August, 1994.



                    MERRILL LYNCH TECHNOLOGY FUND, INC.


                    By:    /s/ Robert Harris
                           -----------------
                    Name:  Robert Harris
                    Title:  Secretary

                              Page 13 of 13 Pages